                                                                   Exhibit 99(i)
                                                                   -------------

                   TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

INDEPENDENT AUDITOR'S REPORT                                             F-1

CONSOLIDATED FINANCIAL STATEMENTS:

   Balance Sheet                                                         F-2
   Statement of Operations                                               F-3
   Statement of Changes in Stockholders' Equity                         F-4-5
   Statement of Cash Flows                                               F-6
   Notes to Consolidated Financial Statements                        F-7 - F -17

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Titanium Holdings Group, Inc.
(formerly Enviro-Clean of America, Inc.)

We have audited the accompanying consolidated balance sheet of Titanium Holdings Group, Inc. (formerly Enviro-Clean of America, Inc.) and Subsidiary as of December 31, 2001 and the related statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Titanium Holdings Group, Inc. & Subsidiary as of December 31, 2001, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 14, 2002

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                          CONSOLIDATED BALANCE SHEET

==============================================================================================================
December 31, 2001
--------------------------------------------------------------------------------------------------------------
                                                      ASSETS
Current assets
   Cash                                                                             $      571,423
   Accounts receivable, net of allowance for doubtful accounts of $63,418                  203,819
   Inventory                                                                               434,845
   Marketable securities-available for sale                                              2,361,180
   Prepaid expenses and other current assets                                                48,759
                                                                                   ------------------
    Total current assets                                                                 3,620,026

 Fixed assets-less accumulated depreciation and amortization of $682,443                    67,205
 Deferred income tax asset, net of valuation allowance of $ 341,000                              -
 Other investment                                                                          768,272
 Marketable securities-available for sale (collateralized)                               1,914,000
 Notes receivable - related party, including accrued interest of $103,668                1,411,001
 Goodwill                                                                                2,101,334
                                                                                   ------------------

    TOTAL ASSETS                                                                    $    9,881,838
                                                                                   ==================

                       LIABILITIES & STOCKHOLDERS' EQUITY

 Current Liabilities
    Accounts payable and accrued expenses                                           $      352,453
    Current maturities of long-term debt                                                     6,570
    Notes payable - secured                                                              1,655,000
                                                                                   ------------------
    Total current liabilities                                                            2,014,023
                                                                                   ------------------

 Long-term liabilities
Long-term debt, less current maturities                                                     19,710
                                                                                   ------------------
     Total liabilities                                                                   2,033,733
                                                                                   ------------------

 Commitments
    Redeemable preferred stock-$.001 par value; authorized 5,000,000 shares
    70,000 shares of convertible stock designated as Series E stock-
    $2.50 stated value; issued and outstanding 70,000 shares                               175,000
                                                                                   ------------------

 Stockholders' equity
    Common stock-$.001 par value; authorized 20,000,000 shares;
     issued and outstanding 5,572,810                                                        5,575
    Less: Treasury stock                                                                         -
    Additional paid-in capital                                                          10,189,891
    Accumulated other comprehensive income                                               2,808,390
    Accumulated deficit                                                                 (5,330,751)
                                                                                   ------------------
    Total stockholders' equity                                                           7,673,105
                                                                                   ------------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $    9,881,838
                                                                                   ==================

                                 See Notes to Consolidated Financial Statements

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                          CONSOLIDATED STATEMENT OF OPERATIONS

=====================================================================================================================
Year ended December 31,                                             2001                              2000
---------------------------------------------------------------------------------------------------------------------
Net Sales                                                       $  4,517,722                     $  5,061,554

Cost of sales                                                      2,587,351                        3,069,763
                                                               --------------------             ----------------

      Gross profit                                                 1,930,371                        1,991,791
                                                               --------------------             ----------------

Operating expenses:
       Salaries                                                    1,211,549                        1,612,690
       Professional fees                                             395,746                          579,030
       Depreciation and amortization                                  35,948                           29,072
       Amortization of goodwill                                      352,414                          813,748
       Marketing                                                      32,142                           23,628
       Rent                                                          340,725                          344,131
       Interest                                                      392,015                          671,413
       Other                                                         409,702                          870,314
                                                               --------------------             ----------------
Total operating expenses                                           3,170,241                        4,944,026
                                                               --------------------             ----------------

      Operating loss                                              (1,239,870)                      (2,952,235)

Other income (expense)                                               (19,386)                       6,861,517
                                                               --------------------             ----------------

Income (loss) before income tax expense                           (1,259,256)                       3,909,282

Income tax  expense                                                   16,330                                -
                                                               --------------------             ----------------

Net income (loss) from continuing operations                      (1,275,586)                       3,909,282
                                                               --------------------             ----------------

Income from operations of discontinued subsidiaries                  164,551                          653,950

Income (loss) from disposal of subsidiaries                          208,200                       (4,010,440)
                                                               --------------------             ----------------

Net income (loss) from discontinued operations                       372,751                       (3,356,490)
                                                               --------------------             ----------------

Net income (loss)                                                   (902,835)                         552,792

Preferred stock dividends                                             (5,250)                        (123,296)
                                                               --------------------             ----------------

Net income (loss) attributable to common stockholders               (908,085)                         429,496
                                                               ====================             ================

Income (loss) per share from continuing operations              $      (0.21)                    $       0.64
                                                               ====================             ================

Income (loss) per share from discontinued operations            $       0.06                     $      (0.57)
                                                               ====================             ================

Income (loss) per share-basic and diluted                       $      (0.15)                    $       0.07
                                                               ====================             ================

Weighted average number of shares outstanding                      6,143,968                        5,878,750
                                                               ====================             ================

                                 See Notes to Consolidated Financial Statements

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

==================================================================================================================================
                                                        Common Stock            Preferred Stock                      Additional
                                                   Number of               Number of                 Treasury        Paid-in
                                                   Shares        Amount    Shares       Amount       Stock           Capital
----------------------------------------------------------------------------------------------------------------------------------

 Balance at January 1, 2000:                        4,451,000    $4,451     845,590     $6,659,000   $         -     $  3,772,236

 Comprehensive income (loss):
    Net Income
    Unrealized holding gains on
       available-for-sale securities
 Total comprehensive income (loss)

 Issuance of common stock for cash at
    $4.00 per  share                                  245,000       245           -              -                        979,755

 Issuance of common stock in connection with
    conversion of Series B preferred stock            426,195       426     (20,790)    (2,079,000)                     2,130,549

 Issuance of common stock in connection with
    the conversion of subordinated notes payable      453,987       454                                                 1,171,200

 Issuance of common stock for cash at $3.00
    per share                                         281,500       282           -              -                        844,218

 Issuance of common stock for cash at $1.25
    per share                                         416,600       417                                                   520,333

 Common stock issued in connection with
    acquisition of Nissco/Sunline, Inc.               750,000       750           -              -                      1,874,250

 Common stock issued in connection with
    acquisition of June Supply-San Antonio, Inc       227,870       228           -              -                           (228)

 Common stock issued in connection with
    acquisition of Superior Chemical & Supply,
       Inc                                             10,000        10                                                    39,990

 Common stock issued to employees in
    consideration of services                           9,600        10                                                    47,990

 Common stock options issued in consideration
    of professional fees                                    -         -                                                   178,750

 Treasury stock purchased at $2.00 per share                -         -           -              -    (1,000,000)               -

 Redemption of Series A preferred stock                                    (500,000)    (2,500,000)

 Redemption of Series B preferred stock                                      (4,800)      (480,000)

 Redemption of Series D preferred stock                                    (320,000)    (1,600,000)

 Preferred stock dividends                                  -         -           -              -                              -
                                                   -------------------------------------------------------------------------------

 Balance at December 31, 2000                       7,271,752    $7,273           -              -   $(1,000,000)    $ 11,559,043
                                                   ===============================================================================

============================================================================================================================
                                                         Accumulated
                                                         Other Compre.      Accumulated    Common Stock     Stockholders '
                                                         Income             Deficit        To Be Issued     Equity
----------------------------------------------------------------------------------------------------------------------------

 Balance at January 1, 2000:                             $                  $(4,852,162)   $  2,075,000     $  7,658,525

 Comprehensive income (loss):
    Net Income                                                                  552,792                          552,792
    Unrealized holding gains on
       available-for-sale securities                      1,392,210                                            1,392,210
                                                                                                               ---------
 Total comprehensive income (loss)                                                                             1,945,002
                                                                                                               ---------

 Issuance of common stock for cash at
    $4.00 per  share                                                                  -               -          980,000

 Issuance of common stock in connection with
    conversion of Series B preferred stock                                                                        51,975

 Issuance of common stock in connection with
    the conversion of subordinated notes payable                                                               1,171,654

 Issuance of common stock for cash at $3.00
    per share                                                                         -               -          844,500

 Issuance of common stock for cash at $1.25
    per share                                                                         -                          520,750

 Common stock issued in connection with
    acquisition of Nissco/Sunline, Inc.                                               -      (1,875,000)               -

 Common stock issued in connection with
    acquisition of June Supply-San Antonio, Inc                                       -               -                -

 Common stock issued in connection with
    acquisition of Superior Chemical & Supply,
       Inc                                                                                      (40,000)               -

 Common stock issued to employees in consideration
    of services                                                                                                   48,000

 Common stock options issued in consideration
    of professional fees                                                                                         178,750

 Treasury stock purchased at $2.00 per share                                          -               -       (1,000,000)

 Redemption of Series A preferred stock                                                                       (2,500,000)

 Redemption of Series B preferred stock                                                                         (480,000)

 Redemption of Series D preferred stock                                                                       (1,600,000)

 Preferred stock dividends                                                     (123,296)                        (123,296)
                                                    ---------------------------------------------------------------------
 Balance at December 31, 2000                            $1,392,210         $(4,422,666)   $    160,000     $  7,695,860
                                                    =====================================================================

                                 See Notes to Consolidated Financial Statements

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                  CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)

====================================================================================================================

                                                   Common Stock              Preferred Stock
                                                   Number of                 Number of               Treasury
                                                   Shares         Amount     Shares      Amount      Stock
--------------------------------------------------------------------------------------------------------------------

 Balance at January 1, 2001:                        7,271,752     $7,273                             $ (1,000,000)

 Comprehensive income (loss)
       Net loss
       Unrealized holding gains on
         available-for-sale-securities

 Total comprehensive income (loss)

 Treasury stock purchased on the open market                                                             (320,659)

 Treasury stock acquired in connection with
       the return of shares for legal services                                                            (46,875)

 Treasury stock acquired in connection with
       the acquisition of Superior Chemical &
         Supply, Inc                                                                                       (3,316)

 Treasury stock retired                            (1,698,942)    (1,698)                               1,370,850

 Forfeiture of shares to be issued in connection with the sale of Superior

 Preferred stock dividends

--------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2001                       5,572,810     $5,575          -      $    -      $          -
====================================================================================================================

===================================================================================================================================

                                                       Additional       Accumulated
                                                       Paid-in          Other Compre.   Accumulated    Common Stock  Stockholders'
                                                       Capital          Income          Deficit        To Be Issued  Equity
-----------------------------------------------------------------------------------------------------------------------------------

 Balance at January 1, 2001:                           $  11,559,043    $  1,392,210   $ (4,422,666)   $   160,000   $7,695,860

 Comprehensive income (loss)
       Net loss                                                                            (902,835)                   (902,835)
       Unrealized holding gains on
         available-for-sale-securities                                     1,416,180                                  1,416,180
                                                                                                                  -------------
 Total comprehensive income (loss)                                                                                      513,345
                                                                                                                  -------------

 Treasury stock purchased on the open market                                                                           (320,659)

 Treasury stock acquired in connection with
       the return of shares for legal services                                                                          (46,875)

 Treasury stock acquired in connection with
       the acquisition of Superior Chemical &
         Supply, Inc                                                                                                     (3,316)

 Treasury stock retired                                   (1,369,152)                                                         -

 Forfeiture of shares to be issued in connection
         with the sale of Superior                                                                        (160,000)    (160,000)

 Preferred stock dividends                                                                   (5,250)                     (5,250)

-----------------------------------------------------------------------------------------------------------------------------------
 Balance at December 31, 2001                          $  10,189,891    $  2,808,390   $ (5,330,751)   $         -   $ 7,673,105
===================================================================================================================================

                                 See Notes to Consolidated Financial Statements

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

=====================================================================================================================

Year ended December 31,                                                       2001                        2000
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net Income (loss)                                                        $   (902,835)            $   552,792
                                                                         ------------------       -----------

Adjustments to reconcile net income or (loss) to net cash provided by (used in)operating activities:

Depreciation and amortization                                                  35,948                 114,827
Amortization of goodwill                                                      352,414                 813,748
Non-cash interest expense                                                     163,478                 185,160
Accrued interest income-net                                                  (103,668)                      -
Stock options issued for services                                                   -                 178,750
Shares issued as employee compensation                                              -                  48,000
Increase in allowance for doubtful accounts                                         -                  60,909
Gain on sale of investment                                                          -              (6,747,000)
(Gain) loss on sale of subsidiaries                                          (208,200)              4,010,440
Shares returned for legal services                                            (46,875)                      -
Loss on equity investment                                                     212,112                  94,826
Net change in net assets of discontinued operations                           (94,130)                      -
Changes in assets and liabilities net of effects of dispositions:
(Increase) decrease in accounts receivable                                     17,414                (119,883)
(Increase) decrease in prepaid expenses and taxes                             992,169              (1,004,823)
(Increase) decrease in inventories                                            (10,434)                 31,163
Increase (decrease) in accounts payable and accrued expenses                 (250,850)                312,829
                                                                         ------------------       -----------
Total adjustments                                                           1,059,378              (2,021,054)
                                                                         ------------------       -----------

Net cash provided by (used in) operating activities                           156,543              (1,468,262)
                                                                         ------------------       -----------
Cash flows from investing activities:

Decrease in notes receivable                                                        -                 835,992
Purchase of property and equipment-net                                         (6,213)                (47,630)
Cash advanced for notes receivable-net                                     (1,307,333)                      -
Equity investment                                                                   -              (1,075,000)
Net proceeds on sale of investment                                                  -               6,750,000
Net proceeds on sale of subsidiaries                                          533,334               1,500,000
Acquisition of subsidiaries                                                         -                (362,200)
                                                                         ------------------       -----------
Net cash provided by (used in) investing activities                          (780,212)              7,601,162
                                                                         ------------------       -----------
Cash flows from financing activities:
 Net proceeds from issuance of common stock                                         -               2,397,225
 Repayment of notes payable-related parties and other                      (2,753,730)             (1,951,696)
 Net proceeds from issuance of secured notes                                1,655,000                       -
 Preferred stock redeemed                                                           -              (4,580,000)
 Purchase of treasury stock                                                  (320,659)             (1,000,000)
 Dividends paid                                                                (5,250)               (212,176)
                                                                         ------------------       -----------
Net cash used in financing activities                                      (1,424,639)             (5,346,647)
                                                                         ------------------       -----------

Net increase (decrease) in cash                                            (2,048,308)                786,253

Cash - beginning                                                            2,619,731               1,833,478
                                                                         ------------------       -----------

Cash - ending                                                            $    571,423             $ 2,619,731
                                                                         ==================       ===========

 Supplemental information:
Cash paid during the period for:
     Interest                                                            $    303,618             $   769,757
                                                                         ==================       ===========
     Income taxes                                                        $     23,430             $ 1,031,193
                                                                         ==================       ===========

Supplemental schedule of non-cash investing and financing activities:
 Conversion of subordinated debt-related parties                         $          -             $ 1,362,000
                                                                                                  -----------
 Fixed asset financing obligations incurred                              $     30,430             $    74,043
                                                                         ==================       ===========
 Treasury stock acquired                                                 $     50,191             $         -
                                                                         ==================       ===========
 Sale of subsidiary in exchange for investment                           $    950,000             $         -
                                                                         ==================       ===========

                                 See Notes to Consolidated Financial Statements

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

1.   PRINCIPAL                 The accompanying consolidated financial
     BUSINESS                  statements include the accounts of Titanium
     ACTIVITY AND              Holdings Group, Inc. and it's Subsidiary
     SUMMARY OF                (collectively the "Company").  All significant
     SIGNIFICANT               intercompany balances and transactions have been
     ACCOUNTING                eliminated in consolidation.
     POLICIES:
                               The principal business activity of the Company is manufacturing and the wholesale distribution of sanitary maintenance supplies and paper products.

                               The Company recognizes revenue when products are shipped.

                               The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

                               Merchandise inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.
                               .
                                     Inventory is comprised of the following:

                                        Raw materials        $    83,483
                                        Work in process           33,732
                                        Finished goods           317,630
                                                                 -------
                                                             $   434,845
                                                                 =======

                               Property and equipment are recorded at cost.
                               Depreciation and amortization of property and equipment is provided for by the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the economic life of the improvement or the lease term.

                               The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

                               At each balance sheet date, the Company
                               evaluates the period of amortization of
                               intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business.

                               Preferred stock dividends in arrears, which represent dividends declared, but unpaid at December 31, 2001, totals $1,313. Preferred stock dividends declared for the year ended December 31, 2001 totals $5,250. As of January 1, 2002, all dividends declared through December 31, 2001, have been paid in full.

                               The estimated fair values of the notes payable approximate their carrying amounts based on terms of the instruments and rates currently available to the Company for similar loans.

                               Basic net income per common share is based on the weighted-average number of shares outstanding during the period while diluted net income per common share

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               considers the diluted effect of stock options and warrants reflected under the treasury stock method. Both basic net income per share and diluted net income per share are the same since the Company's outstanding warrants and common stock to be issued have not been included in the calculation because their effect would have been antidilutive.

                               Goodwill aggregating $2,101,334 at December 31, 2001, arising from business acquisitions accounted for under the purchase method is being amortized over 10 years using the straight-line method. Accumulated amortization amounted to $669,656 at December 31, 2001.

                               The Company complies with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123") which requires Companies to include the fair value of stock options and other stock-based compensation issued to employees and non-employees as compensation expense in the income statement or to disclose the pro-forma effect on net income and earnings per share of employee compensation expense in the footnotes to the company's financial statements. The Company has elected to account for its stock options issued under its stock option plans pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. This decision results in recognition of no compensation expense for stock options issued under a Company stock option plan which are granted to employees with an exercise price at or greater than the market price on the grant date. However, in accordance with the disclosure provisions of SFAS No. 123, the Company has provided proforma basis information to reflect results of operations and income (loss) per share had compensation expense been recognized based on the fair value of these grants.

                               In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations"
                               (SFAS No. 141) and Statement of Financial
                               Accounting Standards No. 142, "Goodwill and
                               Other Intangible Assets" (SFAS No. 142.)

                               SFAS No. 141 addresses financial accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This statement is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, "Business Combinations" as well as FASB Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises".

                               SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill to be periodically reviewed for impairment rather than amortized, beginning on January 1, 2002. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets".

                                      The Company is assessing the impact of
                               adopting these standards on the consolidated financial statements.

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

2.   ACQUISITIONS              On August 15, 2000, the Company entered into an
     AND                       agreement to sell all of the net assets of Nissco
     DISPOSITIONS              /Sunline, Inc. ("Nissco"), it's Florida-based
                               subsidiary engaged in group marketing of sanitary
                               /janitorial supplies . The aggregate selling price of these assets was $100,000. Nissco has been dissolved as of December 28, 2000.

                               The loss on disposal of this subsidiary
                               aggregating $1,956,328 has been calculated as follows:

                               Selling price                          $  100,000
                                                                       ---------

                               Property and equipment                     33,447
                                 Excess of cost over fair value of
                               assets originally acquired (goodwill)   2,022,881
                                                                       ---------
                               Net assets upon disposal                2,056,328
                                                                       ---------
                                  Net loss on disposal of subsidiary  $1,956,328
                                                                       =========

                               The operations of Nissco have been segregated from the consolidated income from continuing operations.

                               In March 2000, the Company and the sellers of June Supply Corporation ("June Supply"), adjusted the original purchase price of June Supply, thereby reducing both the notes payable to the sellers and the corresponding goodwill by $300,000 during the first quarter of 2000.

                               On November 30, 2000, the Company entered into an agreement to sell all of the assets of June Supply Corp. ("June"), it's Texas-based janitorial and maintenance supply wholesale distributor. The aggregate selling price of these assets was $1,400,000. June has been dissolved as of December 28, 2000.

                               The loss on disposal of this subsidiary
                               aggregating $2,054,112 has been calculated as follows:

       Selling price                                                 $1,400,000
                                                                      ---------

       Cash                                                              66,159
       Accounts receivable                                              808,342
       Inventory                                                      1,024,285
       Property and equipment                                           125,648
       Accounts payable                                                (403,220)
       Loans payable                                                    (18,770)
                                                                      ---------
         Net assets sold                                              1,602,444
       Excess of cost over fair value of assets
       originally acquired (goodwill)                                 1,851,668
                                                                      ---------
         Net assets upon disposal                                     3,454,112
                                                                      ---------
         Net loss on disposal of subsidiary                          $2,054,112
                                                                      =========

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               The operations of June have been segregated from the consolidated income from continuing operations.

                               Effective June 29, 2001, the Company sold all of the outstanding capital stock of Kandel & Son, Inc., it's New York-based wholly-owned subsidiary engaged in the wholesale distribution of sanitary supplies, to Richard Kandel, the Company's Chairman of the Board and Chief Executive Officer. The stock was sold in exchange for 300,000 shares of IVAX Diagnostics, Inc common stock, par value $.01, valued at $1,464,000, 1,000,000 shares of Enviro-Clean of America, Inc. common stock, par value $.001, and the release of any obligation by the Company under Mr. Kandel's employment agreement, dated December 1, 2000. As part of the transaction, Mr. Kandel resigned as the Chairman of the Board and the Chief Executive Officer of the Company.

                                    The gain on disposal of this subsidiary
                               aggregating $1,154,540 has been calculated as follows:

                             Selling price                            $1,464,000

                             Basis of assets sold                        309,460
                                                                         -------
                              Net income from disposal of subsidiary  $1,154,540
                                                                       =========

                               The operations of Kandel have been segregated from the consolidated income (loss) from continuing operations.

                                    Effective June 29, 2001, the Company sold
                               all of the net assets of Superior Chemical &
                               Supply, Inc., it's Kentucky-based wholly-owned subsidiary engaged in the distribution of cleaning supplies. The aggregate selling price of these assets was $533,334.

                                    The loss on disposal of this subsidiary
                               aggregating $946,340 has been calculated as follows:

                         Selling price                               $  533,334
                                                                     ----------

                             Cash                                         4,092
                             Accounts receivable                        258,586
                             Inventory                                  235,113
                             Property and equipment                      48,460
                              Accounts payable                          (97,173)
                              Loans payable                             (26,519)
                                                                     ----------
                         Net assets sold                                422,559
                         Excess of cost over fair value of assets
                         originally acquired (goodwill)               1,057,115
                                                                     ----------
                         Net assets upon disposal                     1,479,674
                                                                     ----------
                         Net loss on disposal of subsidiary          $  946,340
                                                                     ==========

                               The operations of Superior have been segregated from the consolidated income (loss) from continuing operations.

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               Sales of the disposed Subsidiaries through the date of disposal were $10,011,488 and $2,072,838 in 2000 and 2001, respectively.

3.   INVESTMENTS               The Company classifies its existing marketable
                               equity securities as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS No. 115"),
                               "Accounting for Certain Investments in Debt and
                               Equity Securities." These securities are carried at fair market value, with unrealized holding gains and losses reported in stockholders' equity as a component of other comprehensive income
                               (loss). Gains or losses on securities sold are based on the specific identification method.

                               In 1999 and 2000, the Company and certain directors of the Company invested in b2bstores.com, Inc., formerly a California based company which designed Internet-based electronic commerce programs. During the three months ended March 31, 2000, b2bstores.com, Inc. repaid working capital loans from the Company totaling $1,399,836 plus interest equal to 8% per annum. Subsequently, in March 2000, the Company sold one-half of its investment, or 1,000,000 shares of b2bstores.com, Inc. common stock, for net proceeds of $6,750,000 through a private sale to ZERO.NET, Inc., a Delaware company.

                               On March 14, 2001, b2bstores.com, Inc. completed a merger with IVAX Diagnostics, Inc., in which IVAX Diagnostics, Inc. merged with and into b 2bstores.com, Inc. In the merger, b2bstores.com, Inc. issued 20,000,000 shares of common stock as merger consideration, changed its name to IVAX Diagnostics , Inc., and commenced trading on the American Stock Exchange under the symbol "IVD." Because of the dilutive effect on the Company's equity holdings, the Company is no longer considered to be an affiliate of IVAX Diagnostics, Inc.

                               On July 28, 2000, the Company purchased a 30% equity stake in Equip2move.com, Inc. ("Equip2move"), a New York-based start-up company which hosts auctions on the Internet. In July of 2000 the Company provided a working capital loan of $1,000,000 to Equip2move, which was ultimately converted into 1,000,000 shares of Equip2move's Series A Preferred Stock and a warrant to purchase 1,000,000 shares of Equip2move common stock at an exercise price of $1.00 (the "Warrant"). The Company's investment of $1,075,000 represented approximately 35% of the total equity of Equip2move as of May 31, 2001. As part of a stockholders agreement, the Company committed to provide additional financing of $1,250,000 by February 1, 2001. The Company did not deliver the additional proceeds by the scheduled deadline and began negotiations to relieve the financing obligation. The negotiations ended as of June 29, 2001, when the Company and Equip2move agreed to a settlement and relieve the Company of certain obligations owed to Equip2move including; (i) complete and total relief of the remaining obligation to provide $1,250,000 in additional financing for Equip2move by February 1, 2001, and (ii) termination of any remaining obligation by the Company to pay not less than $150,000 and not more than $250,000 for the creation, design and implementation of the Equip2move website through June 30, 2001. In exchange for the relief of the future obligations, the Company reduced its equity in Equip2move from its position of approximately 35% to 19.9%. This reduction was completed through the Company's return of 2,607,675 shares of Series B common stock of Equip2move and the Warrant. The Company holds 1,217,325 shares of Series B common stock and 1,000,000 shares of Series A Preferred Stock as of December

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               31, 2001. The Company has recorded a net loss of approximately $212,000 representing the Company's allocated 35% investment in Equip2move for the six-month period ended June 29, 2001. At December 31, 2001, the Company accounts for its investment in Equip2move on the cost basis.

                               On June 25, 2001, with authorization by the Board of Directors, the Company advanced $1,350,000 to Excalibur I, L.L.C. ("Excalibur") in exchange for a note receivable. Excalibur is in the business of acquiring and servicing charged-off debt portfolios. A managing member of Excalibur is also a director of the Company.

4.   FIXED ASSETS:             Fixed assets are comprised of the following:

                                                                  Estimated
                                                                  Useful Life
                                                                  -----------

Furniture, fixtures and equipment              $ 492,901           5 years
Leasehold improvements                           126,836           5 years
Transportation and delivery equipment            82,259            5 years
Computer hardware                                47,652            3 years
                                                 ------
                                                 749,648
Less: accumulated depreciation and amortization  682,443
                                                 -------
                                               $ 67,205
                                                 ======

5.   ACCOUNTS                  The following are included in accounts payable
     PAYABLE AND               and accrued expenses at December 31, 2001:
     ACCRUED
     EXPENSES:

                            Accounts payable                           $ 304,828
                            Dividends on Preferred Stock                   1,313
                            Other accrued expenses                        46,313
                                                                          ------
                                                                       $ 352,454
                                                                         =======

6.   COMMITMENTS               The Company leases office, warehouse, store
     AND                       space, other facilities and equipment under
     CONTINGENCIES:            noncancelable operating leases expiring through
                               October 2005.

                               Future minimum lease payments under these leases at December 31, 2001 are as follows:

                               Year ending December 31,

                                2002                $282,400
                                2003                 272,400
                                2004                 171,800
                                2005                  19,300
                                 ---------------------------
                                                    $745,900
                                                     =======

                               Certain leases contain escalation clauses relating to operating expenses and real estate taxes.

                               On March 13, 2000, upon a request from Zero.NET, Inc., a Delaware corporation ("ZERO") to negotiate a transaction, the Company negotiated and

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               entered into a stock Purchase Agreement (the
                               "Agreement"), between the Company and ZERO, in which the Company sold 1,000,000 shares of b2bstores.com, Inc. ("b2b") restricted common stock to ZERO at $7.00 per share. The gross proceeds on the sale of the b2b stock were $7,000,000 less a brokerage commission, paid to Zero's brokerage firm, of $250,000. On January 29, 2001, the Company received a letter from outside counsel of ZERO (the "Letter"), which stated that ZERO desired to rescind the Agreement, claiming there was a material failure of consideration for the purchase of the b2b stock by ZERO. In response to the letter, the Company has denied any right of rescission by ZERO and, on February 6, 2001, filed a petition for declaratory judgment in State District Court of Bexar County, Texas (the "Court"). The Company has petitioned the Court for a declaration that the Agreement remains in effect and is binding on the parties and that the purported rescission of the Agreement by ZERO is ineffective and invalid. There has been no further contact between the Company and ZERO since the Company's original receipt of the Letter. ZERO removed the state court case to the United States District Court for the Western District of Texas, San Antonio Division, Civil Action No. SA 01 CV 364 EP in May 2001 pursuant to diversity of citizenship. A scheduling order was subsequently entered. Some written discovery has been conducted and the parties have exchanged witness and exhibit lists. The case is set for trial June 3, 2002. The Company intends to vigorously pursue a legal validation of their rights under the Agreement.

7.   INCOME TAXES:             The provision for income taxes differs from the
                               amount computed using the federal statutory rate of 34% as a result of the following:

Year ended December 31,                         2001                          2000
----------------------------------------------------------------------------------
Tax at federal statutory rate                  $(307,000)                 $146,000
State taxes                                       16,330

Utilization of net operating
loss carryforward                                                         (146,000)
Increase in valuation allowance                 (307,000)
                                               $ 16,330                   $  -0-
                                                 ======                      ===

                               The components of deferred income taxes resulting from the differences in the bases of assets and liabilities for income tax and financial reporting purposes, and other items are as follows:

                                                                   Current
                                                                   --------
Allowance for doubtful accounts                                   $  22,000
Net operating loss carryforwards                                    319,000
Valuation allowance                                                (341,000)
                                                                   ---------
                                                                  $    -0-
                                                                       ===

                               As of December 31, 2001, the Company had net operating loss carryforwards available to offset future taxable income of approximately $938,000 which will expire through 2019. Between December 1997 and December 1999, the Company completed offerings of securities. Under Section 382 of the Internal Revenue Code (the "Code"), these activities effect an ownership change and thus

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               may severely limit, on an annual basis, the Company's ability to utilize its net operating loss carryforwards.

8.   NOTES PAYABLE             On June 1, 1999, the Company received  $3,000,000
     -RELATED                  in exchange for 300 units.  Each unit was
     PARTIES AND               comprised of a $10,000 face value note.  The
     OTHER:                    notes were due April 1, 2002 and paid interest in
                               arrears quarterly on the face amount at a rate of 12.75% per annum. Issued along with each unit were warrants to purchase 2,400 shares of common stock (720,000 shares in aggregate) of the Company. The warrants are exercisable at any time after November 27, 1999, through June 1, 2003 at an exercise price of $4.25 per share. The Company has discounted the carrying value of the notes by the fair value of the warrants on the date of issue. The discount was being amortized as additional interest over the term of the notes.
                               As of June 30, 2000, a total of $1,362,000 of debt principal was converted into 453,987 common shares of the Company and $39 cash in lieu of fractional shares. In August and September 2001, the Company redeemed all of the remaining outstanding notes totaling $1,638,000.

                               In August of 1999, a secured promissory note of $900,000 was issued pursuant to the acquisition of Cleaning Ideas. The note was payable over two years in eight equal quarterly installments of $112,500 plus interest at 8-3/4% per annum, secured by the assets of Cleaning Ideas. The note was repaid in full in July 2001.

                               In August of 1999, a promissory note of
                               $1,200,000 was issued pursuant to the acquisition of Superior. The note was payable over 3 years in 12 equal quarterly installments of $100,000 plus interest at 8% per annum, secured by the accounts receivable and inventory of Superior. Effective June 30, 2001, in connection with the sale of the assets of Superior, the note was repaid in full.

                               In September 2001, the Company began a new private placement of a minimum of $500,000 and a maximum of $2,000,000 of promissory notes. The notes are due on demand upon written notice by noteholders. The notes bear interest at 9.75% per annum and are secured by certain shares of common stock of IVAX Diagnostics, Inc. held by the Company. As of December 31, 2001, the net proceeds received through the placement was $1,655,000.

                          Notes payable-other                          $  26,280
                          Less current maturities                          6,570
                                                                           -----
                                                                       $  19,710
                                                                       =========

                               During the year ended December 31, 2001 and 2000, interest expense amounted to $392,015 and $671,413 respectively.

9.   STOCKHOLDERS'             In January 2000, the Company began a new private
      EQUITY:                  placement of a maximum of 137,500 Units at $8.00
                               per unit, each consisting of two shares of common stock and one common stock purchase warrant. The warrants have an exercise price of $4.25 and are exercisable for a three year period which began upon issuance. On

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               February 29, 2000, the Company sold an aggregate of 122,500 units to approximately 18 accredited investors for aggregate proceeds to the Company of $980,000. The Company closed the private placement on February 29, 2000.

                               In May 2000, the Company issued 9,600 shares of common stock to its employees at a price of $5.00 in consideration for work performed.

                               In June 2000, a total of $1,362,000 of related party subordinated debt was converted into 453,987 common shares and $39 cash in lieu of fractional shares. In connection with the same offering of Common Stock, an additional 281,500 shares of Common Stock were sold for aggregate cash proceeds of $844,500.

                               In October 2000, the Company began a new private placement of a minimum of 320,000 and a maximum of 2,000,000 shares of common stock at $1.25 per share. The Company closed the private placement during February 2001. The stock is restricted securities as defined under Rule 144 promulgated by the Security and Exchange Commission under the Securities Act (Rule 144). Accordingly, purchasers of the common stock may only resell or otherwise transfer the common stock, or any dividend thereon, pursuant to an effective registration statement, or an exemption from registration, including a sale in compliance with Rule 144 which, among other restrictions, imposes a holding period of at least one year before public resales of securities may be made. On November 27, 2000, the Company sold an aggregate of 416,600 shares to approximately 14 accredited investors for aggregate proceeds to the Company of $520,750. The Company will use the proceeds from this offering for working capital purposes.

                               Effective August 15, 2000, Thomas Haines, head of Nissco/Sunline, Inc., then a wholly owned Subsidiary, retired. At that time the Company redeemed 500,000 shares of his stock in the Company for a total of $1,000,000.

                               During January 2001, a shareholder returned
                               25,000 shares of the Company's Common Stock which was originally issued in consideration for services performed, as part of a negotiated settlement.

                               During March 2001, the Company retired 829 shares of issued but unearned Common Stock, representing shares that could no longer be earned pursuant to the Superior Chemical & Supply, Inc. acquisition agreement.

                               During the year ended December 31, 2001, the Company bought back 175,369 of its common shares for an amount aggregating $320,659, pursuant to its Stock Repurchase Program, which was authorized by the Company's Board of Directors on November 22, 2000.

10.  PREFERRED                 Effective on September 30, 1999, the sole holder
     STOCK:                    of the Series A Stock, consented to the amendment
                               of the Certificate of Designation for the Series
                               A Stock which removed the ability of the holder of the Series A Stock to put the Series A Stock to the Company at any date after January 15, 2001 and to increase the conversion price of the Series A Stock from $2.50 to $5.00. On April 1,
                               2000, with Board approval, all of the outstanding shares of the Series A Preferred Stock, were redeemed for a total of $2,500,000 plus unpaid accrued dividends of $25,000.

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                               On March 16, 2000, the Company redeemed all of its outstanding shares of Series D Preferred Stock for a total of $1,600,000 plus unpaid accrued dividends of $29,071.

                               During March 2000, the Company began a program to convert all of its Series B Preferred Stock. Under the program, the stockholders could either convert their shares plus accrued dividends into common shares or redeem them for cash. On April 1, 2000, 4800 shares, totaling $480,000 plus accrued and unpaid dividends totaling $12,000, was redeemed for cash and the balance of $2,079,000 was converted into 426,195 common shares. The conversion price for the Series B Stock was $5.00 per share of the Common Stock and the redemption price was $100.00 per share of the Series B Stock.

11.  STOCK OPTIONS            In January 2000, the Board of Directors adopted
      AND SFAS NO. 123         the 2000 Stock Incentive Plan (the "Plan") to
      PRO FORMA                provide for grants of options to purchase shares
                               of Common Stock to employees, non-employee directors and independent contractors of the Company who are eligible to participate in the Plan. Options granted under the Plan are fully vested at issuance. Generally, options granted have a term of three years. The Company has reserved 1,500,000 shares of Common Stock for issuance pursuant to options granted under the Plan. The following table summarizes stock option activity at and for the period ended December 31, 2001:

                                                                       Weighted
                                                                       Average
                                                                       Exercise
                                                         Shares        Price
                                                         ------        -----
Options outstanding at beginning of period                  - -        $  - -
Granted                                                    115,000        1.18
Exercised                                                    - -          - -
Forfeited                                                    - -          - -
                                                      --------------   -------
Options outstanding at December 31, 2001                   115,000     $  1.18
                                                      ==============   =======

Range of exercise prices                                     $0.95 - $1.25

Weighted average fair value of
options granted during the period                              $0.84

Weighted average remaining contractual
life of outstanding options                                   2.36 years

Options exercisable at December 31, 2001                   115,000     $1.18

                               Pro forma net loss and net loss per share presented below reflect the results of the Company as if the fair value based accounting method described in SFAS No. 123 had been used to account for stock -based compensation costs, net of taxes:

                            As Reported                     Pro Forma
                            -----------                     ---------
                     Period      Period               Period       Period
                      Ended       Ended                Ended        Ended

                  TITANIUM HOLDINGS GROUP, INC. & SUBSIDIARY

                     December 31,  December 31,        December 31,  December 31,
                     2001           2000               2001           2000
                     -----------------------------------------------------
Pro forma net loss   $ (902,835)   $  - -              $(999,435)    $  - -
Pro forma basic
loss per  share      $ (0.15)      $  - -              $(0.16)       $  - -